EXHIBIT 99.1

Contact:
Flint Energy Services Ltd./URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

FLINT ENERGY COMPLETES REDEMPTION OF
7.5% SENIOR NOTES DUE 2019

Calgary, Alberta – December 27, 2013 – Flint Energy Services Ltd., a wholly owned subsidiary of URS Corporation (NYSE: URS), announced today that it has completed the previously announced redemption of all of its outstanding 7.5% Senior Notes due 2019. Flint Energy Services Ltd. intends to apply to the securities regulatory authorities in each of the provinces of Canada for a decision that it be deemed to have ceased to be a reporting issuer in such jurisdictions.

Flint Energy Services Ltd. is a wholly owned subsidiary of URS Corporation (NYSE: URS), a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world. URS Corporation offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services. URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs. Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

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Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the termination of the reporting obligations of Flint Energy Services Ltd. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties. We caution that a variety of factors could cause actual events or results to differ materially from those expressed or implied in the Company’s forward-looking statements. These factors include, but are not limited to: declines in the economy or client spending; federal budget and sequestration issues; our reliance on government appropriations; our ability to make accurate estimates and assumptions; the impact of changes in laws and regulations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; the possibility that the Canadian regulatory authorities may refuse to allow Flint to cease reporting or could delay those decisions; and other factors discussed more fully in URS Corporation’s most recently filed periodic report, as well as in other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements represent only the Company’s current intentions, beliefs or expectations, and any forward-looking statement speaks only as of the date on which it was made. The Company assumes no obligation to revise or update any forward-looking statements.

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